Exhibit 99.1

Fantex, Inc. Declares Cash Dividend For Fantex Vernon Davis

Company Announces $0.70 per Share Dividend

SAN FRANCISCO, Calif., May 28, 2014 — Fantex, Inc. announced that its Board of Directors has declared a dividend of $0.70 per share for its Fantex Series Vernon Davis Convertible Tracking Stock (Fantex Vernon Davis: Ticker VNDSL).

In its first Initial Public Offering of stock tied to the cash flows of a professional athlete’s brand, Fantex, Inc. sold 421,100 shares of Fantex Vernon Davis at $10 per share. That offering closed on April 28, and secondary trading commenced later that day on the Fantex Brokerage Services, LLC alternative trading system at Fantex.com.

“Fantex Vernon Davis is tied to the value and performance of Vernon Davis’ brand, and we’re thrilled to announce our first dividend payment to investors,” said Fantex CEO and co-founder Buck French.

The dividend is payable on August 18, 2014 to all Fantex Vernon Davis stockholders of record as of the close of business on August 15, 2014. The payment date follows the first time Vernon Davis is anticipated to take the field in the San Francisco 49ers’ inaugural pre-season game at the new Levi’s Stadium.

About Fantex

Based in San Francisco, Fantex Holdings serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services. Fantex, Inc., is a brand building company that purchases a minority interest in an athlete brand and works to increase the value of this brand. In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand. Fantex Brokerage Services is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc.